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                                                                     Exhibit 8.4

                                    (SEAL)

                                    BERMUDA
                           THE EXEMPTED UNDERTAKINGS
                            TAX PROTECTION ACT, 1966

                                   ASSURANCE


BY VIRTUE of the powers conferred upon him by Section 2 of the above Act, the Minister of Finance on the application made by the undertaking below mentioned hereby grants to that Undertaking an assurance that, in the event of there being enacted in these Islands any legislation imposing tax computed on profits or income, or computed on any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, then the imposition of any such tax shall not be applicable to

                     STIRLING COOKE BROWN HOLDINGS LIMITED

(herein referred to as "the Undertaking") or to any of its operations or the shares, debentures or other obligations of the said Undertaking:

PROVIDED THAT this assurance shall not be construed so as to

     (i) prevent the application of any such tax or duty to such persons as are ordinarily resident in these Islands;

     (ii) prevent the application of any tax payable in accordance with the provisions of the Land Tax Act, 1967 or otherwise payable in relation to the land leased or let to the said Undertaking.


THIS ASSURANCE shall be of effect until the twenty-eighth day of March, 2016.

Given under my hand this 12TH day of JANUARY 1996.



                              /s/ Tyler G. Moniz

                        (for) MINISTER OF FINANCE